August 5, 2024 Page5 troutmafiP pepper We assume no obligation to supplement this opimon if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is for your benefit in connection with the Registration Statement and the Current Report on Form 8-K (the "Concurrent Form 8-K'') of the Company and Operating Partnership filed with the Commission on the date hereof and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Concurrent Form 8-K under the heading "Legal Matters" and to the resulting references to our firm in each of the Base Prospectus and ATM Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Very truly yours, TROUTMAN PEPPER HAMILTON SANDERS LLP /s/ Troutman Pepper Hamilton Sanders LLP